Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orion Energy Systems, Inc.

Manitowoc, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statement Forms S-8 (No. 333-169611 and 333-148401) of Orion Energy Systems, Inc. of our reports dated June 14, 2012, relating to the consolidated financial statements, and the effectiveness of Orion Energy Systems, Inc.’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 14, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Milwaukee, Wisconsin

June 14, 2012